                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO.   1  )*
                                           -----

                               ASECO CORPORATION
                               -----------------
                                (Name of Issuer)

                                 Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                  043659 10 1
                                  -----------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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  CUSIP No. 043659 10 1                   13G                Page 2 of 5 Pages

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            First Chicago Corporation 36-2669970
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
            Delaware

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                 -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              -0-
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
            None except indirectly through one or more subsidiaries as reported herein. See Item 4.
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
            -0-

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
            CO HC

- ------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:
               --------------

               Aseco Corporation (the "Company")

Item 1(b).     Address of Issuer's Principal Executive Offices:
               -----------------------------------------------

               261 Cedar Hill Street
               Marlboro, Massachusetts 01752

Item 2(a).     Name of Person Filing:
               ---------------------

               First Chicago Corporation ("FCC")

Item 2(b).     Address of Principal Business Office:
               ------------------------------------

               One First National Plaza
               Chicago, Illinois 60670

Item 2(c).     Citizenship:
               -----------

               FCC is a corporation organized under the laws of the State of Delaware.

Item 2(d).     Title of Class of Securities:
               ----------------------------

               Common Stock (the "Common")

Item 2(e).     CUSIP Number
               ------------

               043659 10 1

Item 3.        Type of Person Filing:
               ---------------------

               Not applicable.

Item 4.        Ownership:
               ---------

               (a)-(b) FCC may be deemed to own shares of Common solely through its ownership of First Capital Corporation of Chicago ("FCCC") and First Chicago Investment Corporation ("FCIC"), both wholly-owned subsidiaries. Neither FCCC nor FCIC hold shares of Common as of December 31, 1994. Accordingly, FCC may no longer be deemed to be a Reporting Person for purposes of Regulation 13D-G.

               (c) See items 5 through 9 and item 11 on page two hereof.

Item 5.        Ownership of Five Percent or Less of a Class:
               --------------------------------------------

               If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].


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Item 6.      Ownership of More Than Five Percent on Behalf of Another Person:
             ----------------------------------------------------------------

             Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On by the Parent Holding Company:
             ------------------------------------------------------------------

             Not applicable.

Item 8.      Identification and Classification of Member of the Group:
             --------------------------------------------------------

             Not applicable.

Item 9.      Notice of Dissolution of Group:
             ------------------------------

             Not applicable.

Item 10.     Certification:
             -------------

             Not applicable.

Signature:
- ---------

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 1995

                                           FIRST CHICAGO CORPORATION


                                                /s/ Maurice E. Moore
                                           By:  _______________________
                                                Maurice E. Moore
                                                Senior Vice President and
                                                Treasurer